As filed with the Securities and Exchange Commission on November 21, 2019

Registration No. 333-229722

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-229722

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Avedro, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-4223265
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

201 Jones Road

Waltham, Massachusetts, 02451

(Address of principal executive offices) (Zip code)

2003 Stock Plan, as amended

2012 Equity Incentive Plan, as amended

2019 Equity Incentive Plan

2019 Employee Stock Purchase Plan

(Full title of the plan)

Robert Davis

Senior Vice President and General Counsel

Glaukos Corporation

229 Avenida Fabricante

San Clemente, California 92672

(949) 367-9600

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Mark D. Peterson Andor Terner O’Melveny & Myers LLP 610 Newport Center Drive, Suite 1700 Newport Beach, California 92660 (949) 823-6900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment, filed by Avedro, Inc., a Delaware corporation (the “Company”), removes from registration all shares of the Company’s common stock, par value $0.00001 per share (the “Shares”) registered under the following Registration Statement on Form S-8 filed by the Company (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”):

•

Registration Statement No. 333-229722, filed with the SEC on February 15, 2019, which registered 2,500,000 Shares reserved for future grant under the Company’s 2019 Equity Incentive Plan, 350,000 Shares reserved for future grant under the Company’s 2019 Employee Stock Purchase Plan, 3,126,021 reserved for issuance pursuant to stock option awards outstanding under the Company’s 2012 Equity Incentive Plan, as amended (the “2012 Plan”), 5,788 Shares of Common Stock reserved for issuance pursuant to unvested restricted stock unit awards outstanding under the 2012 Plan, and 2,018 Shares reserved for issuance pursuant to stock option awards outstanding under the Company’s 2003 Equity Incentive Plan, as amended.

On November 21, 2019, pursuant to the Agreement and Plan of Merger, dated as of August 7, 2019, (the “Agreement”), by and among the Company, Glaukos Corporation, a Delaware corporation (“Glaukos”), and Atlantic Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Glaukos (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, State of Massachusetts, on this 21st day of November 2019.

AVEDRO, INC.

By:	/s/ Joseph E. Gilliam
Name:	Joseph E. Gilliam
Title:	Chief Financial Officer and Senior Vice President, Corporate Development

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.